                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                  Exhibit 16.1

December 5, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Pure Cycle Corporation’s statements included under Item 4.01 of its Form 8-K dated December 4, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the stated reason for changing principal accountants, as well as the Company’s statements that the audit committee decided to engage EKS&H LLLP to serve as the Company’s independent registered public accounting firm for the fiscal year August 31, 2018, and the statements made in Item 4.01 (b).

/s/ Crowe Horwath LLP
Denver, Colorado

cc:
Mr. Peter C. Howell
Audit Committee Chairman
Pure Cycle Corporation